Exhibit 99.1
                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                CONTACT:

Tremont Corporation                   J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300             Vice President, Controller and Treasurer
Denver,  Colorado  80202              (303) 296-5617


                    TREMONT REPORTS SECOND QUARTER EARNINGS

     DENVER, COLORADO . . . July 27, 1999 . . . Tremont Corporation (NYSE: TRE) reported second quarter 1999 net income of $12.5 million, or $1.93 per diluted share, compared to $5.9 million, or $.86 per diluted share, for the same quarter in 1998. The Company's income for the quarter included its 20% equity in NL Industries, whose results included a $90 million tax benefit, discussed below, representing income to Tremont of $1.70 per share.

     The Company's equity in earnings of 39%-owned TIMET was a loss of $.7 million in the second quarter of 1999 compared to income of $4.2 million in 1998. TIMET reported a second quarter net loss of $2.5 million in 1999 on sales of $127.6 million, down from net income of $13.8 million on sales of $190.8 million for the second quarter of 1998. TIMET's results in 1999 were below those in 1998 principally due to a decline in volume caused by lower demand in both aerospace and industrial markets. TIMET's $2.5 million net loss for the second quarter of 1999 was lower than its net loss of $3.9 million for the first quarter.


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     The Company's equity in earnings of 20%-owned NL Industries, Inc. was $21.4 million in the second quarter of 1999 compared to $3.4 million for the same quarter of 1998. NL reported income from continuing operations for the second quarter of 1999 of $111.8 million, which includes a $90 million noncash income tax benefit. The income tax benefit relates to a favorable resolution of a tax contingency in Germany and a change in estimate of NL's ability to utilize certain German income tax attributes for which the benefit had not been previously recognized.

     Excluding the tax benefit, NL's income from continuing operations in the second quarter of 1999 would have been $21.8 million compared to $23.4 million in the second quarter of 1998. NL reported second quarter titanium dioxide pigments ("TiO2") sales volumes in 1999 that were 1% lower than the record sales volume in the same quarter in 1998 and 24% higher than the first quarter of 1999. NL's second quarter average selling prices for TiO2 were comparable to the second quarter of 1998 and 2% lower than the first quarter of 1999. NL's production rates continue to closely match sales volumes.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.


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                              TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)


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
                                Quarter Ended     Six Months Ended
                                  June 30,            June 30,

                               1998      1999      1998      1999
Equity in earnings (loss) of:
     NL Industries            $  3.4    $ 21.4    $ 50.3    $ 23.2
     TIMET                       4.2       (.7)      9.7      (1.9)
     Other                        .2       (.1)      2.0        .6

                                 7.8      20.6      62.0      21.9
Corporate expense, net            .3        .8        .4       1.7


     Income before taxes and     7.5      19.8      61.6      20.2
minority interest

Income tax expense               1.6       7.3       4.1       7.2
Minority interest                -         -          .5        .2


     Income before               5.9      12.5      57.0      12.8
extraordinary item

Equity in extraordinary loss
of NL-
     early extinguishment of     -         -         (.4)      -
debt


     Net income               $  5.9    $ 12.5    $ 56.6    $ 12.8


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Earnings per share:
     Before extraordinary
item:
        Basic                 $  .88    $ 1.95    $ 8.47     $ 2.00
        Diluted               $  .86    $ 1.93    $ 8.15     $ 1.98
     Net income:
        Basic                 $  .88    $ 1.95    $ 8.41     $ 2.00
        Diluted               $  .86    $ 1.93    $ 8.09     $ 1.98

Weighted average shares
outstanding:
     Common shares               6.7       6.4       6.7       6.4
     Diluted shares              6.9       6.4       6.9       6.5

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